                                                                   Exhibit 99.1


                                            FOR IMMEDIATE RELEASE
CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Herman, CFO                        Andria Pilo (Media)
Asta Funding, Inc.                          Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            email: steve@wolfeaxelrod.com
                                                   ----------------------


          ASTA FUNDING REPORTS RECORD FIRST QUARTER FISCAL 2004 RESULTS

                - QUARTERLY DIVIDEND RAISED TO $0.06 PER SHARE -

ENGLEWOOD CLIFFS, NJ, February 11, 2004 -- Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today reported record results for its fiscal first quarter, the three months ended December 31, 2003.

Net income for the three months ended December 31, 2003, was $4,688,000, or $0.66 per diluted share, compared to $2,312,000, or $0.53 per diluted share, in the first quarter of the prior year. Revenues for the three months ended December 31, 2003 were $11,455,000, a 70% increase over revenues of $6,751,000 in the prior year's quarter. Per share results reflect the secondary common stock offering of nearly 2.5 million shares issued at the end of June 2003.

Gary Stern, CEO of Asta Funding, said the first quarter revenue increase reflects the Company's significant portfolio acquisition activity since May 2003, and the successful implementation of its liquidation strategies.

Mr. Stern stated, "Our first quarter performance demonstrates that our disciplined asset acquisition approach, combined with flexible, active collections management, is a successful formula for profitable growth. We will continue to purchase portfolios with pricing and characteristics that satisfy our strict criteria."

In discussing the increase in the quarterly dividend, Mr. Stern noted, "The increased dividend reflects management's and the board's confidence in the company's financial strength, and is a way of rewarding our shareholders for their loyal support."

Asta Funding will conduct a teleconference today at 11:00 a.m. Eastern time. To participate please dial USA (877) 511-5818, International (706) 634-1462 about 5 -10 minutes prior to 11:00 am EST. Please refer to the Asta Funding earnings teleconference ID 5448172. A recording of the conference call will be available from 12:00 noon EST February 11th through February 18th, by dialing USA/ Canada
(800) 642-1687, International (706) 645-9291, conference ID 5448172.



                                                                      - More -


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                    ----------------------------------------


Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through the purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2003, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all, and may not be able to continue our new quarterly dividend program. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.





                                                    - Financial Table Follows -

                       Asta Funding, Inc. and Subsidiaries

                      Consolidated Statements of Operations
                                    Unaudited

                                                           Three Months Ended
                                                              December 31,
                                                        ------------------------
                                                          2003           2002
                                                        ---------    -----------
Revenues:
   Finance income                                     $11,455,000    $ 6,751,000

Expenses:
   General and administrative                           2,543,000      1,353,000
   Third-party servicing                                  862,000      1,531,000
   Interest                                               171,000          2,000
                                                      -----------    -----------

                                                        3,576,000      2,886,000
                                                      -----------    -----------

Income before income taxes                              7,879,000      3,865,000

Income tax expense                                      3,191,000      1,553,000
                                                      -----------    -----------

Net income                                            $ 4,688,000    $ 2,312,000
                                                      ===========    ===========

Net income per share

                  - Basic                             $      0.71    $      0.57
                                                      -----------    -----------
                  - Diluted                           $      0.66    $      0.53
                                                      -----------    -----------

Weighted average number of shares outstanding

                  - Basic                               6,603,000      4,076,000
                                                      -----------    -----------
                  - Diluted                             7,079,000      4,351,000
                                                      -----------    -----------


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